Independent Auditor’s Report

To the Shareholders
Twelve Oaks Properties, Inc.
100 Four Star Lane
Odenville, AL 35120

We have audited the accompanying balance sheets of Twelve Oaks Properties, Inc. as of December 31, 2008 and 2009, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2008 and 2009. These financial statements are the responsibility of Twelve Oaks Properties’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Twelve Oaks Properties, Inc. as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Labrozzi & Co., P.A.
Miami, Florida
February 1, 2010

TWELVE OAKS PROPERTIES, INC.
BALANCE SHEETS
December 31, 2008 and 2009

ASSETS
	2009	2008
Cash	$43,467	$196,926
Employee Advances	2,000	-
Inventories	-	-
Notes receivable-related parties	519,210	170,210
Capitalized interest	224,591	135,167
Real estate held for sale	1,282,942	1,370,604
Land held for development	2,605,509	2,267,668

TOTAL ASSETS	$4,677,719	$4,140,575

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts Payable	$-	$35,027
Current maturity of Development Loan	640,523	652,571
Due from affiliate	32,505	-
Loan payable - related party	604,664	620,164
Development loan payable	628,020	790,972
Deferred Revenue - 12 Oaks Improvement District	2,611,095	1,816,077

TOTAL LIABILITIES	4,516,807	3,914,811

Shareholders' equity:
Common stock	2,500	2,500
Retained earnings	158,412	223,264

Total shareholders' equity	160,912	225,764

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$4,677,719	$4,140,575

The accompanying notes are an integral part of these financial statements.

TWELVE OAKS PROPERTIES, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2008 and 2009

	2009	2008
Revenue
Sales	$175,000	$600,000
Cost of sales	117,116	456,868

Gross profit	57,884	143,132

Operating expenses
Environmental fees	9,593	9,222
Equipment rental	1,980	68,678
Excavating	2,368	35,027
Fuel	-	18,337
Other	3,899	4,049

Total operating expenses	17,840	135,313

Non-operating expenses:
Consulting Fees	-	5,000
Professional fees	21,347	16,116
Interest	10,118	8,192
Taxes	6,011	3,458
Utilities	6,334	4,242
Miscellaneous	534	611

Total non-operating expenses	44,344	37,619

Total expenses	62,184	172,932

Other income (expense)
Twelve Oaks Improvement District revenue	49,095	251,143
Twelve Oaks Improvement District expenses	(109,647	-
Timber revenue		8,300

Net other income (expense)	(60,552	259,443

Net income (loss)	$(64,852	$229,643

SHAREHOLDERS' EQUITY DECEMBER 31, 2008	$225,764

2009 NET LOSS	(64,852

SHAREHOLDERS' EQUITY DECEMBER 31, 2009	$160,912

The accompanying notes are an integral part of these financial statements.

TWELVE OAKS PROPERTIES, INC.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2009

	2009	2008

Cash Flows from Operating Activities
Net income (loss) from operations	$(64,852)	$229,643
Adjustments to reconcile net income to net cash
used in operating activities:
Employee Advances	(2,000)	-
Notes receivable-related parties	(349,000)	(170,210)
Capitalized interest	(89,424)	(135,167)
Real estate held for sale	87,662	(1,370,604)
Land held for development	(337,841)	74,562
Accounts Payable	(35,027)	35,027
Due from Affiliate	32,505	-
Current Maturity of development loan	(12,048)	620,164
Deferred Revenue - 12 Oaks Improvement Dist	(49,095)	(251,143)
Issuance of Common Stock for services	-	-

Net cash used in operating activities	(819,120)	(967,728)

Cash Flows from Financing Activities:
Funds Rec'd from 12 Oaks Improvement Dist	844,113	2,067,219
Increase in Notes Payable - Related Party	(15,500)	176,262
Decrease in development loan payable	(162,952)	(1,078,827)

Net cash provided by financing activities	665,661	1,164,654

Net change in cash and cash equivalents	(153,459)	196,926
Cash and cash equivalents - beginning of year	196,926	-
Cash and cash equivalents - end of year	$43,467	$196,926

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$106,306	$143,359
Cash paid for taxes	$6,011	$3,458

The accompanying notes are an integral part of these financial statements.

NOTE 1 - DESCRIPTION OF ORGANIZATION

Organization. Twelve Oak Properties, Inc. (the “Company”) was formed on July 11, 2007 under the laws of the state of Alabama. The Company is a developer for build-to-suit real estate development projects for affiliated companies and other developers in the St. Clair County near Birmingham, Alabama. Project construction operations are conducted through the Company’s affiliates who share the same ownership. The Company creates each project such that it will generate income from the placement of the construction loan through its affiliates and/or the capital appreciation of the facility upon sale. Affiliates and management of the Company will develop the construction and permanent financing for the benefit of the Company.

The Twelve Oaks Improvement District (the “District”) is an Alabama public corporation organized and existing under Chapter 99A of Title 11 of the Code of Alabama 1975 (the “Act”). The Act was enacted in 1999 to provide for the establishment of independent improvement districts to manage and finance basic public infrastructure throughout the state of Alabama. The District improvements include roads, network of lakes, storm drainage, water and sanitary sewer systems, a clubhouse and pool, parks, and walking trails. The shareholders of the Company serve as the board of directors of the District. (See Note 8)

Basis of accounting – The financial statements are prepared using the accrual basis of accounting.  Revenues are recognized when services are rendered and expenses are recognized in the period in which they were incurred. The basis of accounting conforms to accounting principles generally accepted in the United States of America.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES (Continued)

Revenue recognition. The Company recognizes revenue in accordance with Statement of Accounting Standards No. 66, Accounting for Real Estate Sales. The Company recognizes revenue from real estate sales under the full accrual method. Under the full accrual method, profit may be realized in full when real estate is sold, provided (1) the profit is determinable and (2) the earnings process is virtually complete (the Company is not obligated to perform significant activities after the sale to earn the profit). The Company recognizes revenue from its real estate sales transactions on the closing date.

Income taxes: The Company has elected subchapter S status for income tax purposes. Accordingly, a provision for income taxes has not been established.

New accounting pronouncements:

FASB Accounting Standards Codification

(Accounting Standards Update (“ASU”) 2009-01)

In June 2009, FASB approved the FASB Accounting Standards Codification (“the Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standard documents, such as FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other related literature, excluding guidance from the Securities and Exchange Commission (“SEC”), have been superseded by the Codification. All other non-grandfathered, non-SEC accounting literature not included in the Codification has become non-authoritative. The Codification did not change GAAP, but instead introduced a new structure that combines all authoritative standards into a comprehensive, topically organized online database. The Codification is effective for interim or annual periods ending after March 15, 2009, and impacts the Company’s financial statements as all future references to authoritative accounting literature will be referenced in accordance with the Codification. There have been no changes to the content of the Company’s financial statements or disclosures as a result of implementing the Codification during the quarter ended June 30, 2010.   As a result of the Company’s implementation of the Codification during the quarter ended June 30, 2010, previous references to new accounting standards and literature are no longer applicable. In the current quarter financial statements, the Company will provide reference to both new and old guidance to assist in understanding the impacts of recently adopted accounting literature, particularly for guidance adopted since the beginning of the current fiscal year but prior to the Codification.

In June 2009, the FASB revised the authoritative guidance for consolidating variable interest entities, which changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The Company is currently evaluating the impact the adoption of this guidance will have on its consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for the Company in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which is related to disclosure only, will not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLCIES (Continued)

Business Combinations

In December 2007, the FASB issued SFAS No. 141(R) “Business Combinations”.  This Statement replaces the original SFAS No. 141.  This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. The objective of this SFAS No. 141(R) is to improve the relevance, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, SFAS No. 141(R) establishes principles and requirements for how the acquirer:

1.	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree.

2.
Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. the beginning of the first annual reporting period beginning on or after December 15, 2008 and may not be applied before that date.

Fair Value Option for Financial Assets and Financial Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115”, which became effective for the Company on February 1, 2008, permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. The Company does not anticipate that the election, of this fair-value option will have a material effect on its financial condition, results of operations, cash flows or disclosures.

NOTE 3- NOTE RECEIVABLE-RELATED PARTY

The Company made loans to an affiliated company, Four Star Investments, LLC. The Shareholders of the Company are also members of Four Star Investments, LLC. The balance of the outstanding receivable as of December 31, 2009 is $519,210.

NOTE 4- CAPITALIZED INTEREST

For the year ended December 31, 2009 the Company has recognized $106,306 in interest expense that was capitalized and $10,118 interest expensed directly to the Statement of Operations. Project interest expense is recorded on the balance sheet or statement of operations depending on the status of the project(s). The balance as of December 31, 2009 was $224,591.

NOTE 5- LAND HELD FOR DEVELOPEMENT AND REAL ESTATE HELD FOR SALE

Land acquisition costs are capitalized as “Land Held for Development”. Project costs that are clearly associated with the development and construction of a real estate project are capitalized as a cost of that project. Costs are allocated to individual projects by the specific identification method. Interest costs are capitalized while development is in progress. When a project is completed it is reclassified as “Real Estate Held for Sale” until it is sold. Once a project is sold, the capitalized costs are reclassified as cost of lots sold in the Statement of Operations.

NOTE 6-  DEVELOPMENT LOAN PAYABLE-RELATED PARTY

Four Star Investments, LLC, a related party controlled by the Company’s president, agreed to purchase land in exchange for a loan in the amount of $1,943,543. This loan is evidenced by an unsecured promissory note dated August 15, 2007. The note carries a 5% interest rate and matures on August 15, 2012. Four Star Investments obtained the funds through Aliant Bank. The balance of the note as of December 31, 2009 was $1,343,543 with $640,523 as the current maturity.

NOTE 7- LOAN PAYABLE-RELATED PARTY

Initial operations were funded by an affiliated company controlled by the Company’s president. The Company was unable to obtain necessary funds for operations from financial institutions due to lack of established credit.
There is no written agreement between the two entities and no imputed interest. The loan balance as of December 31, 2009 was $604,664.

NOTE 8- TWELVE OAKS IMPROVEMENT DISTRICT DEFERRED REVENUE

Special Assessment Capital Improvement Revenue Bonds, Series 2008, (the “Series 2008 Bonds”), were issued by the District on May 1, 2008 in fully registered form, without coupons, initially in denominations of $100,000 under the constitution and laws of the State of Alabama, Title 11 of the Code of Alabama 1975. The Series 2008 Bonds, principal amount of $4,395,000, bearing 7.80% interest, are payable semi-annually commencing November 1, 2008 and mature May 1, 2038.

Qualified expenditures for District improvements are verified and approved by an engineering company. Once approved, the Company is reimbursed for said expenditures by the District in accordance with the limited offering memorandum dated July 31, 2008. As of December 31, 2009, the balance of these expenditures amounted to $2,611,095.